SERVICE AGREEMENT

THIS AGREEMENT dated for reference the 1st day of September, 2011

BETWEEN:                           Manny Dhinsa
8275 S. Eastern Ave., Suite 200
Las Vegas, NV  89123

(the “Service Provider”)

AND:                                     Buckeye Oil & Gas, Inc.
8275 S. Eastern Ave., Suite 200
Las Vegas, NV  89123

(the “Company”)
WHEREAS:
A.	The Company is a U.S. corporation in the business of oil and gas exploration; and
B.	The Company desires to acquire and develop oil and gas resource properties; and
C.	The Company desires to retain the services of the Service Provider in the capacity pursuant to the terms hereof; and
D.	The Service Provider is currently the Secretary and a Director of the Company and is an individual providing professional services including geology and exploration property evaluation.

THIS AGREEMENT WITNESSES THAT in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each party, the parties agree as follows:

1.
ENGAGEMENT AND DURATION:  The Company hereby engages the Service Provider to provide the services referred to in Section 3 hereof for the consideration hereinafter set forth and the Service Provider hereby accepts such engagement by the Company, all upon and subject to the terms and conditions of this Agreement.

2.
TERM:  The Service Provider’s engagement shall be for an initial term of one year.  The agreement shall be renewable in writing on an annual basis.  The agreement may be terminated by either party with 30 days written notice.

No severance or termination benefits are payable under this Agreement.  Nothing herein shall prevent the Service Provider from offering or performing consulting services to other individuals, businesses, or entities.

3.	DUTIES: The Service Provider will utilize his expertise to:
(a)	Identify, assess and assist in the Company’s acquisition of certain exploration style properties that fit the parameters of the Company’s business plan; and
(b)	Plan and oversee the Company’s partnerships and exploration programs as required.

4.	COMPENSATION:

4.1 Compensation:  The Company will:

•	Continue to pay the Service Provider CDN $500 per month to serve on its Board of Directors; and
•	Pay the Service Provider an hourly rate of CDN $100 for the services provided by the Service Provider; and
•	Reimburse the Service Provider for all reasonable expenses incurred by the Service Provider on behalf of the Company.

4.2	Payment Terms
(a)	The Company will pay the Service Provided in advance on a quarterly basis for services provided as a Director of the Company; and
(b)	The Company will pay the service provider at the end of each month based on an invoice supplied to the Company by the Service Provider for hours worked on behalf of the Company.

4.3 Monthly Reports
(a) The Service Provider will supply the Company with a monthly report that is to summarize the activities undertaken on behalf of the Company during the month.

5.	CONFIDENTIALITY AND NON-DISCLOSURE:

The Service Provider agrees on behalf of himself that any information provided to him by the Company of a confidential nature will not be revealed or disclosed to any person or entity, except in the performance of this Agreement or as directed by legal or regulatory authority, without the express written consent of the Company while this Agreement is in effect.

6.	WAIVER:
No consent or waiver, express or implied, by any party to this Agreement of any breach or default by the other party in the performance of its obligations under this Agreement or of any of the terms, covenants or conditions of this Agreement shall be deemed or construed to be a consent or waiver of any subsequent or continuing breach or default in such party’s performance or in the terms, covenants and conditions of this Agreement. The failure of any party to this Agreement to assert any claim in a timely fashion for any of its rights or remedies under this Agreement shall not be construed as a waiver of any such claim and shall not serve to modify, alter or restrict any such party’s right to assert such claim at any time thereafter.

7.	NOTICES:
Any notice relating to this Agreement or required or permitted to be given in accordance with this Agreement shall be in writing and shall be personally delivered or delivered by courier to the address of the parties set out on the first page of this Agreement. Any notice shall be deemed to have been received when delivered. Each party to this Agreement may change its address by giving written notice of such change in this manner provided for above.

8.	APPLICABLE LAW:
This Agreement shall be governed by and construed in accordance with the laws of the state of Florida and the federal laws of the United States applicable therein, which shall be deemed to be the proper law hereof. The parties hereto hereby submit to the jurisdiction of the courts of Florida.

9.	SEVERABILITY:
If any provision of this Agreement for any reason by declared invalid, such declaration shall not effect the validity of any remaining portion of the Agreement, which remaining portion remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

10.	ENTIRE AGREEMENT:
This Agreement, hereto constitutes the entire agreement between the parties hereto and there are no representations or warranties, express or implied, statutory or otherwise other than set forth in this Agreement and there are no agreements collateral hereto other than as are expressly set forth or referred to herein. This Agreement cannot be amended or supplemented except by a written agreement executed by both parties hereto.

11.	INTERPRETATION:
Any reference to gender includes all genders, and the singular includes the plural and the body corporate. No provision of this Agreement shall be construed against any party by virtue of that party having drafted and prepared this Agreement; it being acknowledged and agreed that both parties participated in the negotiation, drafting and preparation of this Agreement. All headings are inserted for reference only.

12.	COUNTERPARTS:	This Agreement may be executed in counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date set out on the first page of this Agreement.

Service Provider

/s/ Manny Dhinsa
Manny Dhinsa

Buckeye Oil & Gas, Inc.

/s/ Pol Brisset
Pol Brisset
President and CEO